Exhibit 99.1

TransAtlantic Petroleum Ltd.

Reports Third Quarter 2009 Financial Results and Updates Growth Plan

FOR IMMEDIATE RELEASE

Hamilton, Bermuda (November 13, 2009) – TransAtlantic Petroleum Ltd. (TSX: TNP) (OTCBB: TATPF.OB) announced today its financial results for the quarter ended September 30, 2009. The Company’s financial results are prepared in accordance with U.S. GAAP, and the reporting currency is U.S. dollars.

Selected Financial Highlights

Revenues for the third quarter of 2009 were $9.3 million, up from $34,000 in the third quarter of 2008. This increase is due to the acquisition of Incremental Petroleum Limited (“Incremental”) and its operating revenues from the Selmo oil field in Turkey. At Selmo, production for the three months ended September 30, 2009 was 137,416 gross barrels, or 1,494 barrels of production per day (“bopd”). From all production, the Company sold 123,129 barrels net of royalty at an average realized price of $69.00 per barrel during the third quarter of 2009. The average realized price per barrel at Selmo was $69.19, which was approximately a $2.50 discount to the average price per barrel of Brent Crude.

The consolidated net loss for the third quarter of 2009 was $13.1 million, or $0.05 per diluted share, compared to consolidated net loss of $1.5 million, or $0.02 per diluted share for the third quarter of 2008. The net loss for the third quarter of 2009 is primarily composed of exploration, abandonment and impairment expense of $4.6 million related to our Atesler well in Turkey, international oil and gas activities expense of $4.3 million, general and administrative expense of $4.1 million, seismic and other exploration expense of $2.6 million, and depreciation, depletion and amortization expense of $2.4 million.

The consolidated net loss for the nine months ended September 30, 2009 was $33.5 million, or $0.18 per diluted share, compared to consolidated net loss of $3.5 million, or $0.06 per diluted share, for the nine months ended September 30, 2008. The net loss for the first nine months of 2009 is primarily composed of international oil and gas activities expense of $9.9 million, general and administrative expense of $8.9 million, production expenses of $6.2 million, seismic and other exploration expense of $6.1 million, and depreciation, depletion and amortization expense of $5.3 million.

As of September 30, 2009, the Company had unrestricted cash and cash equivalents of $28.4 million, restricted cash of $6.3 million, $10.1 million in short-term debt, no long term debt, and working capital of $16.9 million compared to cash and cash equivalents of $30.1 million, no debt, and working capital of $28.9 million at December 31, 2008.

Growth Plan Through 2010

The Company is in the process of raising approximately Cdn$100 million in capital. Closing of the transaction is anticipated to occur on or about November 23, 2009, subject to closing conditions and regulatory approvals. The Company is also pursuing a senior revolving credit line with an anticipated borrowing base of approximately $30 million.

Upon a successful capital raise, the Company plans to accelerate activity for the remainder of 2009 and anticipates capital expenditures of between $115 and $135 million in 2010. Capital expenditures would be balanced between development drilling on the Company’s Selmo, Thrace, and Arpatepe assets, exploratory drilling on potential high-impact blocks in Turkey and Morocco, lower-risk exploration on the Tselfat permit (oil trend) in Morocco, seismic acquisition on exploration blocks in Turkey and Romania, and limited acquisitions of equipment.

Selmo Oil Field

Much of the Company’s developmental drilling will occur in the Selmo oil field. “We are beginning to see our production build in Selmo, with our recently completed S-53 well producing at a rate of 280 bopd, with very low water cut. We will begin completing the S-62 well and will spud the S-58 well in the next few days. We are also re-completing the S-1 well, planning a sidetrack on the S-45 well and expect to spud the S-51 well in December,” said Malone Mitchell, the Company’s chairman. During 2010 the Company plans to drill at least 18 in-fill wells in Selmo.

Thrace Basin

In the Thrace Basin, the Company expects to complete construction during December of the gathering system and facilities necessary to begin selling natural gas from its discoveries in the Edirne gas field. Once gas sales commence, the Company will resume drilling in the Thrace Basin, with five wells planned and an additional two wells under consideration. The Company has completed about one-third of its acquisition of an additional 100 square kilometers of 3D seismic on the western portion of the Edirne license using its own seismic equipment. “Our wireless seismic equipment is cutting edge. It will be a key tool in our exploration and development efforts in 2010. We expect to acquire additional equipment to enable us to run two crews at the same time,” Mr. Mitchell said. During 2010, the Company plans an active drilling program with an additional 11 appraisal exploration wells planned, upon completion of the five firm wells in the next campaign.

Southeastern Turkey

In the Arpatepe area in southeastern Turkey, the Arpatepe-3 well is expected to spud in December. The Company also plans to re-enter and deepen a wellbore on license 4174 to test the Bedinan, which is the producing formation in the Arpatepe-1 and 2 wells. During 2010 the Company plans to drill six or more appraisal and exploration wells in the Arpatepe area.

As previously announced, the Company has processed 2D seismic on its license 4175 in southeastern Turkey. The processing indicates a large structure consistent with the Kerberan surface anticline, which is anticipated to contain both Mardin and Paleozic aged formations. The Company plans to drill a well to test the structure in the first half of 2010. In addition to the exploratory well on license 4175, the Company plans to drill at least four exploration wells on other licenses, including one well in each of the Malatya (Apricot) Basin and license 4325.

Morocco

On the Ouezzane-Tissa permits, the Company plans to spud the HKE-1 exploratory well this Sunday. The Company has also successfully set intermediate casing in the OZW-1 well, has resumed drilling, and plans to reach total depth in the next several weeks. The rig drilling the OZW-1 is then expected to spud the BTK-1 exploratory well on the Tselfat permit (oil trend) in December. “The BTK-1 will be the first prospect targeting a virgin reservoir that we drill from the leads generated by our 3D seismic covering the oil trend. Next year we plan to drill other seismically defined prospects in the trend,” said Mr. Mitchell. To the northeast of the BTK-1 location the Company is evaluating the HR-33 well before testing additional zones.

During 2010, the Company plans to continue its exploratory program with an exploratory well planned on the Asilah permits, where the Company recently acquired 2D seismic, additional exploratory wells on the Tselfat permit, and an exploratory well on the Guercif permit.

Romania

The Company has drilled three wells (two on the Izvoru license and one on the Marsa license) and is currently drilling a well on the Vanatori license. These four wells will be completed as a group beginning later this month. In addition, the Company expects to spud the first of three wells on the Sud Craiova block (50% working interest) within two weeks. The Sud Craiova wells will target shallow tertiary-aged sandstones, which are expected to be gas bearing, at a depth of less than 1,000 meters. Provided these wells are successful, the Company and its partner in the license plan to better identify this potential by acquiring 3D seismic over the prospect area during 2010. In addition, the Company plans to drill an exploratory well on the Izvoru license and several exploratory wells on the Sud Craiova license during 2010.

Earnings Call

As previously announced, the Company will host a conference call to discuss these results and an operational update today, November 13, at 8:30 a.m. Eastern, 7:30 a.m. Central. To access the call, please contact the conference call operator at 888-677-8769, or 913-312-1500 for international calls, approximately 10 minutes prior to the scheduled start time, and ask for the TransAtlantic conference call. The pass code is 4946758. A replay will be available until 12:00

p.m. Eastern on December 14, 2009. To access the conference call or conference call materials via the Internet, go to the Company’s website at http://www.transatlanticpetroleum.com. To access the conference call and replay, click on “Investors,” select “Events,” and click on “Link” found below the event listing.

About TransAtlantic

TransAtlantic Petroleum Ltd. is a vertically integrated, international energy company engaged in the acquisition, development, exploration, and production of crude oil and natural gas. The Company holds interests in developed and undeveloped oil and gas properties in Turkey, Morocco, Romania, and California. Additional information about the Company may be obtained by visiting the Company’s website, www.transatlanticpetroleum.com.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Contact:

Matt McCann, CEO

Scott C. Larsen, President

Phone:	(214) 220-4323
Internet:	http://www.transatlanticpetroleum.com
Address:	5910 N. Central Expressway, Suite 1755
Dallas, Texas 75206

This news release contains statements regarding the future drilling, testing, completion and production of oil and natural gas wells, the acquisition of seismic data, the acquisition of oil field equipment, the construction of a natural gas gathering system, the documentation of a line of credit, a capital raise, capital expenditures, the timing for such drilling, testing, completion and production of oil and natural gas wells, acquisition of seismic data, acquisition of equipment, construction of a natural gas gathering system, documentation of a line of credit, capital raise, and capital expenditures, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and gas laws, rules and regulations, volatility of oil and gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals, weather and general economic and business conditions.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.